Sub-Item 77O

Transactions effected pursuant to Rule 10f-3


RBC FUNDS TRUST: Prime Money Market Fund

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period October 1, 2011 through March
31, 2012 in accordance with the Trust's Rule 10f-3
Procedures.


ISSUER: CNH Equipment Trust 2012-A

Trade Date: 03-14-2012
Part of an issue registered under the 1933 Act that is
being offered to the public
Selling Broker: Barclays Capital
Selling Syndicate Members: Deutsche Bank Securities,
Societe Generale, BMO Capital Markets, Citigroup, RBC
Capital Markets, RBS
Amount Purchased:  $45,000,000
Purchase Price: $100.00/share
% of Issue: 20.27%